Exhibit 99.1
Limoneira Company Announces Third Quarter Fiscal Year 2026 Financial Results

Third Quarter Total Net Revenues of $43.8 Million

Entered Agreement to Sell Windfall Farms Vineyard Property for $15.0 Million All-Cash Via Competitive Public Auction

Water Monetization Strategy Remains on Track for Fiscal Year 2026

Raises Avocado Volume and Narrows Lemon Volume Guidance for Full Year Fiscal 2026

SANTA PAULA, Calif.-- (BUSINESS WIRE) – September 9, 2026 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified lemon and avocado growing and lemon packing company with related agribusiness activities and real estate development operations, today reported financial results for the third quarter ended July 31, 2026.

The Company continues to execute on its value creation strategy of growing agriculture income and monetizing land and water assets.

•Agriculture initiatives include:
•Streamlining operations;
•Expanding avocado production;
•Optimizing lemon packing with recently announced Sunkist partnership; and
•Expanding organic recycling facility.

•Land and water assets initiatives include:
•Selling non-strategic land assets as part of the Company's near-term monetization pipeline; and
•Selling certain water rights as part of the Company's near and medium-term monetization pipeline.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Third quarter results came in below our expectations due to lighter than anticipated lemon sales volume. However, adjusted EBITDA exceeded prior-year third quarter results, and our overall performance reflects our continued efforts to execute our strategic transformation to position Limoneira for long-term value creation. The quarter benefited from higher total agribusiness operating income and progress toward our targeted $10 million in annual selling, general and administrative expense savings, excluding an allowance on foreign receivables. We now expect to achieve the lower end of our lemon volume guidance as a result of higher imports, and we are again raising our avocado volume guidance for fiscal year 2026. Looking ahead, we expect to produce more than 10 million pounds of avocados in fiscal year 2027, an increase of approximately 30 percent over fiscal year 2026. This anticipated growth next year is primarily driven by the 400 acres of avocados we planted in 2023 and 2024, which we expect will set a crop this year and contribute to fiscal year 2027 volumes.”

We expect the sale of Windfall Farms for $15 million to close on September 14, 2026, subject to customary closing conditions, which is the most recent step in Limoneira's ongoing strategy to monetize non-strategic assets, strengthen our balance sheet, reduce debt, and redeploy capital into higher-return opportunities across our core agribusiness and real estate platforms. In total, we have identified over $200 million of real estate development and non-strategic land assets and certain water rights for potential monetization. Our water monetization strategy continues to advance on track, and we expect a monetization event tied to our Colorado River water rights in fiscal year 2026.

As we enter the fiscal fourth quarter, we expect another quarter of positive adjusted EBITDA and additional monetization events. We are building a more focused and efficient Limoneira, and we believe the full impact of that transformation will be increasingly visible in fiscal 2027,” concluded Mr. Edwards.

Fiscal Year 2026 Third Quarter Results

For the third quarter of fiscal year 2026, total net revenues were $43.8 million, compared to total net revenues of $47.5 million in the third quarter of the previous fiscal year. Agribusiness revenues were $42.2 million, compared to $45.9 million in the third quarter of last fiscal year. Other operations revenue was $1.6 million in the third quarter of fiscal year 2026, compared to $1.5 million in the third quarter of last fiscal year. The year-over-year decrease in total net revenues was primarily due to lower brokered lemons, oranges and specialty citrus sales resulting from transition of the Company’s citrus brokerage operations to Sunkist. These declines were partially offset by increased fresh carton lemon sales driven by higher prices.

Agribusiness revenues in the third quarter of fiscal year 2026 include $27.3 million in fresh lemon carton sales, compared to $23.8 million of fresh lemon carton sales during the same period of fiscal year 2025. Approximately 1,373,000 cartons of fresh lemons were sold during the third quarter of fiscal year 2026 at a $19.88 average price per carton, compared to approximately 1,397,000 cartons sold at a $17.02 average price per carton during the third quarter of fiscal year 2025. Fresh lemon carton sales and per carton prices for the third quarter of fiscal year 2026 are net of the Sunkist marketing fee. Brokered lemons and other lemon sales were immaterial in the third quarter of fiscal year 2026, compared to $3.8 million in the third quarter of fiscal year 2025, primarily due to the transition of the Company’s citrus brokerage operations to Sunkist.

The Company recognized $8.0 million of avocado revenue in the third quarter of fiscal year 2026, compared to $8.5 million of avocado revenue in the third quarter of last fiscal year. Approximately 7,013,000 pounds were sold in aggregate during the third quarter of fiscal year 2026 at a $1.15 average price per pound, compared to approximately 5,654,000 pounds sold at a $1.50 average price per pound during the third quarter of fiscal year 2025.

The Company recognized no orange revenue in the third quarter of fiscal year 2026, compared to $1.7 million in the same period of fiscal year 2025. The Company recognized no specialty citrus and wine grape revenues in the third quarter of fiscal year 2026, compared to $0.6 million in the third quarter of fiscal year 2025. The decrease was related to the transition of the Company’s citrus brokerage operations to Sunkist.

Total costs and expenses in the third quarter of fiscal year 2026 were $46.8 million, compared to $48.1 million in the third quarter of last fiscal year. The decrease was primarily due to a decrease in agribusiness costs and lower selling, general and administrative expenses, partially offset by impairment of assets related to Windfall Farms. Selling, general and administrative expenses were $4.0 million in the third quarter of fiscal year 2026, compared to $5.0 million in the third quarter of fiscal year 2025, primarily due to lower salaries, benefits and other selling expenses related to the Sunkist transition.

Operating loss for the third quarter of fiscal year 2026 was $3.0 million, compared to operating loss of $0.6 million in the third quarter of the previous fiscal year, reflecting the revenue and cost factors described above.

Net loss applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2026 was $3.0 million, compared to net loss applicable to common stock of $1.0 million in the third quarter of fiscal year 2025. Net loss per diluted share for the third quarter of fiscal year 2026 was $0.17, compared to net loss per diluted share of $0.06 for the same period of fiscal year 2025.

Adjusted net income for diluted EPS in the third quarter of fiscal year 2026 was $0.4 million or $0.02 per diluted share, similar to the third quarter of fiscal year 2025 adjusted net loss for diluted EPS of $0.4 million or $0.02 per diluted share. A reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was $3.9 million in the third quarter of fiscal year 2026, compared to $3.0 million in the same period of fiscal year 2025. A reconciliation of net loss attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2026 First Nine Months Results

For the nine months ended July 31, 2026, total net revenues were $85.9 million, compared to $116.9 million for the same period in fiscal year 2025. The decrease was primarily due to decreased agribusiness revenues from lemons, avocados, oranges and farm management, largely reflecting the transition of the Company’s citrus brokerage operations to Sunkist, decreased avocado revenues and the exit of the Company’s Chilean farming operations and farm management business.

Operating loss for the first nine months of fiscal year 2026 was $35.2 million, compared to operating loss of $9.3 million in the same period last fiscal year. The increase in operating loss was primarily due to an aggregate impairment of approximately $13.5 million of the Windfall Farms property assets and an $8.2 million loss and expected loss on disposal of assets, primarily related to the removal of the Company’s remaining lemon orchards in Yuma, Arizona, recognized earlier in fiscal year 2026.

Net loss applicable to common stock, after preferred dividends, was $34.0 million for the first nine months of fiscal year 2026, compared to net loss of $7.7 million in the same period last fiscal year. Net loss per diluted share for the first nine months of fiscal year 2026 was $1.91, compared to net loss per diluted share of $0.43 in the same period of fiscal year 2025.

For the first nine months of fiscal year 2026, adjusted net loss for diluted EPS was $13.3 million, compared to adjusted net loss for diluted EPS of $6.1 million for the same period in fiscal year 2025. In the first nine months of fiscal year 2026, adjusted net loss per diluted share was $0.74, compared to adjusted net loss per diluted share of $0.34 for the same period in fiscal year 2025, based on approximately 17.9 million and 17.8 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the first nine months of fiscal year 2026, net cash used in operating activities was $15.9 million, compared to net cash used in operating activities of $7.0 million in the same period of the prior fiscal year. For the first nine months of fiscal year 2026, net cash used in investing activities was $9.5 million, compared to net cash used in investing activities of $9.9 million in the same period last fiscal year. Net cash provided by financing activities was $26.2 million for the first nine months of fiscal year 2026, compared to net cash provided by financing activities of $15.9 million in the same period of the prior fiscal year.

Long-term debt, less current portion as of July 31, 2026 was $100.7 million, compared to $72.5 million at the end of fiscal year 2025. In April 2025, the Company received a cash distribution of $10.0 million of its share of a $20.0 million cash distribution from its real estate development 50/50 joint venture, Harvest at Limoneira, with The Lewis Group of Companies. The distribution came from the joint venture’s available cash and cash equivalents, which as of July 31, 2026, totaled $12.5 million.

Insurance Proceeds

During the first nine months of fiscal year 2026, the Company received aggregate insurance proceeds of $5.4 million related to combined business interruption and casualty loss claims arising from incidents at its packinghouses. On September 2, 2026, the Company received confirmation from its insurance company that an additional $2.0 million of insurance proceeds is to be paid for such claims. The Company anticipates receiving these additional insurance proceeds in the fourth quarter of fiscal year 2026 at which time income will be recognized for the amounts received.

Land and Water Asset Monetization

In April 2024, Harvest at Limoneira closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. In February 2026, Harvest at Limoneira celebrated the grand opening of five new neighborhoods in Phase 2, and home sales are underway.

In September 2025, Limoneira announced plans to explore the development of housing on the Limco Del Mar Ranch to help address Ventura County’s housing needs. Limoneira believes that infill development, such as the Limco Del Mar project, offers the opportunity for efficient, balanced, and well-planned development that has the potential to stimulate economic growth, create jobs, and contribute to vibrant, livable communities.

In April 2026, Limoneira completed the formation of a 50/50 joint venture with California Wood Recycling, Inc. dba Agromin, one of California's largest organics waste recyclers. The joint venture is developing a 70-acre commercial composting center on Limoneira’s property in Santa Paula, California. Limoneira leases the site to the joint venture for approximately $560,000 annually, with the lease including 89 acre-feet of annual water supply to the facility. The composting center is expected to become operational in the second half of fiscal year 2027 and is projected to generate significant earnings, shared equally between Limoneira and Agromin.

In April 2026, Limoneira made the decision to cease citrus farming operations on the remaining 600 acres of lemons located at the Company’s Associated Citrus Packers property in Yuma, Arizona. The decision aligns with the Company’s strategic plan to monetize Class 3 Colorado River water rights by conserving water via crop substitution to low-water-use crops. Several reservoir and water management agreements that govern the management of the Colorado River are scheduled to expire at the end of 2026, and the Company believes there may be near-term opportunities for monetization of its water rights.

In August 2026, Limoneira's wholly owned subsidiary, Windfall Investors, LLC, entered into a Purchase and Sale Agreement to sell the Company’s Windfall Farms property following a competitive public auction. The property is located in Paso Robles, California and consists of approximately 724 acres of land, including approximately 400 acres of wine grapes and related improvements and infrastructure. The property will be sold to a private buyer for $15.0 million in an all-cash transaction, and the Company recorded a $9.3 million impairment charge in the second quarter and an additional $4.1 million impairment charge in the third quarter, for aggregate impairment charges of approximately $13.5 million. The transaction is expected to close on September 14, 2026, subject to customary closing conditions.

Fiscal Year 2026 Guidance and Longer-Term Outlook

The Company expects fresh lemon volumes to be at the lower end of its previously announced range of 4.0 million to 4.5 million cartons for fiscal year 2026.

The Company increased its expected avocado volumes to be in the range of 7.0 million to 7.25 million, compared to the previous range of 5.5 million to 6.5 million pounds for fiscal year 2026.

The Company expects to receive total proceeds of approximately $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, of which $10 million was received in fiscal year 2025 and $15 million was received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025 Actual	2026	2027	2028	2029	2030
Projected Distributions	$15	$10	$5	$35	$41	$32	$42

The Company has 800 acres of non-bearing avocados estimated to become full bearing over the next two to four years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to expand its plantings of avocados by an additional 200 acres through fiscal year 2027. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on September 9, 2026, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately three hours after the call concludes and will be available through September 23, 2026, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13761764.

About Limoneira Company

Limoneira Company, a 133-year-old international agribusiness headquartered in Santa Paula, California, has become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons and avocados that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “may,” “might,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential,” “remain,” or “continue,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies and managing the risks involved in the foregoing, including the proposed sale of Windfall Farms, subject to customary closing conditions, and the anticipated benefits of such sale; the future monetization of water rights and non-strategic land assets; the achievement of selling, general and administrative expense savings; the ongoing transition of the Company's lemon sales and marketing operations to Sunkist Growers Inc. and the ability of the transition to improve efficiency and reduce costs; the Company may not realize the anticipated benefits and earnings of the newly formed joint venture with Agromin; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include, among others, those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	July 31, 2026	October 31, 2025
Assets
Current assets:
Cash	$2,210	$1,509
Accounts receivable, net	15,341	15,432
Cultural costs	1,586	2,406
Prepaid expenses and other current assets	4,177	4,444
Receivables/other from related parties, net	1,795	2,973
Assets held for sale	14,164	13,718
Total current assets	39,273	40,482
Property, plant and equipment, net	142,516	172,645
Real estate development	11,896	10,628
Equity in investments	74,852	72,167
Goodwill	1,373	1,506
Intangible assets, net	2,185	2,621
Other assets	27,259	11,088
Total assets	$299,354	$311,137

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,743	$7,896
Growers and suppliers payable	6,976	6,885
Accrued liabilities	7,457	9,290
Payables to related parties	5,072	5,989
Current portion of long-term debt	837	31
Total current liabilities	26,085	30,091
Long-term liabilities:
Long-term debt, less current portion	100,677	72,450
Deferred income taxes	6,085	15,378
Other long-term liabilities	5,337	2,381
Total liabilities	138,184	120,300
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 13,311 and 14,790 shares issued and outstanding at July 31, 2026 and October 31, 2025, respectively) (8.75% coupon rate)	1,331	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2026 and October 31, 2025) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2026 and October 31, 2025)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,382,984 and 18,287,868 shares issued and 18,132,007 and 18,036,891 shares outstanding at July 31, 2026 and October 31, 2025, respectively)	181	180
Additional paid-in capital	172,123	171,365
Accumulated deficit	(36,393)	(1,070)
Accumulated other comprehensive loss	(309)	(6,270)
Treasury stock, at cost, 250,977 shares at July 31, 2026 and October 31, 2025	(3,493)	(3,493)
Noncontrolling interests	18,399	19,315
Total stockholders' equity	150,508	180,027
Total liabilities, convertible preferred stock and stockholders’ equity	$299,354	$311,137

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Net revenues:
Agribusiness	$42,165	$45,942	$81,451	$112,376
Other operations	1,644	1,536	4,489	4,526
Total net revenues	43,809	47,478	85,940	116,902
Costs and expenses:
Agribusiness	37,252	42,050	83,429	107,253
Other operations	1,038	1,086	3,120	3,266
Impairment of assets	4,129	—	13,453	—
Gain on sales of water rights	—	—	—	(1,488)
Loss and expected loss on disposal of assets, net	335	15	8,229	27
Other operating income	—	—	(1,114)	—
Selling, general and administrative	4,015	4,957	14,028	17,165
Total costs and expenses	46,769	48,108	121,145	126,223
Operating loss	(2,960)	(630)	(35,205)	(9,321)
Other (expense) income:
Interest income	28	22	152	50
Interest expense, net of patronage dividends	(1,114)	(410)	(2,453)	(898)
Equity in earnings (losses) of investments, net	62	274	(149)	867
Other income (expense), net	8	10	(5,935)	26
Total other (expense) income	(1,016)	(104)	(8,385)	45
Loss before income tax benefit (provision)	(3,976)	(734)	(43,590)	(9,276)
Income tax benefit (provision)	1,025	(182)	9,002	1,924
Net loss	(2,951)	(916)	(34,588)	(7,352)
Net (income) loss attributable to noncontrolling interests, net	(42)	61	748	62
Net loss attributable to Limoneira Company	(2,993)	(855)	(33,840)	(7,290)
Preferred dividends	—	(125)	(125)	(376)
Net loss applicable to common stock	$(2,993)	$(980)	$(33,965)	$(7,666)

Basic net loss per common share	$(0.17)	$(0.06)	$(1.91)	$(0.43)

Diluted net loss per common share	$(0.17)	$(0.06)	$(1.91)	$(0.43)

Weighted-average common shares outstanding-basic	17,962	17,854	17,932	17,823
Weighted-average common shares outstanding-diluted	17,962	17,854	17,932	17,823

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with the Company's capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes stock-based compensation, impairment of assets, loss and expected loss on disposal of assets, net and foreign currency gains or losses, are important measures to evaluate the Company's results of operations between periods on a more comparable basis. Beginning in fiscal year 2026, adjusted EBITDA excludes foreign currency gains or losses, as management believes this is a better representation of cash generated by operations. Foreign currency losses were immaterial in fiscal year 2025 and, therefore, were not separately adjusted. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Net loss attributable to Limoneira Company	$(2,993)	$(855)	$(33,840)	$(7,290)
Interest income	(28)	(22)	(152)	(50)
Interest expense, net of patronage dividends	1,114	410	2,453	898
Income tax (benefit) provision	(1,025)	182	(9,002)	(1,924)
Depreciation and amortization	1,948	2,482	6,120	6,607
EBITDA	(984)	2,197	(34,421)	(1,759)
Stock-based compensation	388	762	1,034	2,245
Impairment of assets	4,129	—	13,453	—
Loss and expected loss on disposal of assets, net	335	15	8,229	27
Foreign currency (gains) losses	(5)	—	6,115	—
Adjusted EBITDA	$3,863	$2,974	$(5,590)	$513

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except per share data):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2026	2025	2026	2025
Net loss attributable to Limoneira Company	$(2,993)	$(855)	$(33,840)	$(7,290)
Effect of preferred stock and unvested, restricted stock	(127)	(141)	(382)	(428)
Stock-based compensation	388	762	1,034	2,245
Impairment of assets	4,129	—	13,453	—
Loss and expected loss on disposal of assets, net	335	15	8,229	27
Foreign currency (gains) losses	(5)	—	6,115	—
Tax effect of adjustments at federal and state rates	(1,335)	(214)	(7,940)	(625)
Adjusted net income (loss) for diluted EPS	$392	$(433)	$(13,331)	$(6,071)

Diluted net loss per common share	$(0.17)	$(0.06)	$(1.91)	$(0.43)
Adjusted diluted net income (loss) per common share	$0.02	$(0.02)	$(0.74)	$(0.34)

Weighted-average common shares outstanding - diluted	17,962	17,854	17,932	17,823
Adjusted weighted-average common shares outstanding - diluted	17,962	17,854	17,932	17,823

Supplemental Information
(in thousands):

	Agribusiness Segment Information for the Three Months Ended July 31, 2026
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$17,864	$15,891	$8,029	$381	$42,165
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	5,248	—	—	5,248
Packing supplies and fruit treatments	—	3,758	—	—	3,758
Harvest costs	2,210	—	1,306	—	3,516
Growing costs	1,360	—	4,065	239	5,664
Third party grower and supplier costs	12,926	—	—	—	12,926
Other segment items	—	4,428	—	—	4,428
Total costs and expenses, excluding depreciation and amortization	16,496	13,434	5,371	239	35,540
Depreciation and amortization	—	—	—	—	1,712
Operating income	$1,368	$2,457	$2,658	$142	$4,913

	Agribusiness Segment Information for the Three Months Ended July 31, 2025
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$19,630	$14,556	$8,488	$3,268	$45,942
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	6,008	—	—	6,008
Packing supplies and fruit treatments	—	3,801	—	—	3,801
Harvest costs	2,815	—	1,073	21	3,909
Growing costs	1,480	—	2,660	(84)	4,056
Third party grower and supplier costs	16,510	—	—	2,160	18,670
Other segment items	—	2,915	—	449	3,364
Total costs and expenses, excluding depreciation and amortization	20,805	12,724	3,733	2,546	39,808
Depreciation and amortization	—	—	—	—	2,242
Operating income (loss)	$(1,175)	$1,832	$4,755	$722	$3,892

Supplemental Information (continued)
(in thousands, except acres and average price amounts):

Lemons	Q3 2026	Q3 2025	Lemon Packing	Q3 2026	Q3 2025
United States:			Cartons packed and sold	1,373	1,397
Acres harvested	700	1,600	Revenue	$15,891	$14,556
Limoneira cartons sold	371	385	Direct costs	$13,434	$12,724
Third-party grower cartons sold	1,002	1,012	Operating income	$2,457	$1,832
Average price per carton	$19.88	$17.02
			Avocados	Q3 2026	Q3 2025
Chile:			Pounds sold	7,013	5,654
Lemon revenue	$—	$182	Average price per pound	$1.15	$1.50
40-pound carton equivalents	—	96

Other:
Pack handling	$5,985	$6,063
Lemon by-product sales	$495	$510
Brokered lemons and other lemon sales	$—	$3,663

Agribusiness Costs and Expenses	Q3 2026	Q3 2025
Packing costs	$13,434	$12,724
Harvest costs	3,516	3,910
Growing costs	5,664	4,056
Third-party grower and supplier costs	12,926	18,670
Other costs	—	448
Depreciation and amortization	1,712	2,242
Agribusiness costs and expenses	$37,252	$42,050